EXCHANGE AGREEMENT

      THIS EXCHANGE AGREEMENT (the "Exchange Agreement") is made as of this 18th day of June, 1996, by and between Maxtor
Corporation, a Delaware corporation (the "Company"), and  Hyundai
Electronics America, a California corporation ("Hyundai").

                          I.  RECITALS

      1.1   Hyundai owns 600 shares of Maxtor common  stock  (the
"Common  Stock")  constituting  all  of  the  shares  of   Maxtor
Corporation Common Stock issued and outstanding;

       1.2 The Company has filed an Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate") with the Secretary of State of Delaware which authorizes 95,000,000 shares of Series A Preferred Stock, par value $.01 (the "Series A Preferred Stock"), having the rights and preferences set forth in the Amended and Restated Certificate.

      1.3 The Company and Hyundai now desire to enter into an Exchange Agreement pursuant to which Hyundai will surrender and exchange all of its shares of Common Stock for shares of Series A
Preferred Stock, as described below.

      NOW, THEREFORE, in consideration of the mutual agreements herein, the parties hereto agree as follows:

                         II.  AGREEMENT

      2.1 Surrender and Exchange of Certificates. At the Exchange Closing provided for in Section 2.2 hereof, Hyundai shall surrender and deliver to the Company 600 shares of Common Stock, in exchange for which Hyundai shall acquire from the Company, 58,208,955 shares of the Company's Series A Preferred Stock.

     2.2  Exchange Closing.

           (a) The surrender of the Common Stock hereunder in exchange for the Series A Preferred (the "Exchange Closing") shall take place at the offices of the Company, at 10:00 a.m. on June 20, 1996, or such other time and place as is mutually agreed upon (the "Exchange Closing Date").

           (b) At the Exchange Closing: (i) Hyundai will surrender and deliver to Company the certificate representing the 600 shares of Common Stock described in Section 1.1 duly endorsed in blank or accompanied by proper instruments of transfer in full consideration for receipt of the Series A Preferred Stock; and
(ii) the Company will deliver to Hyundai, in full consideration for the surrendered certificate, a certificate representing 58,208,955 shares of Series A Preferred Stock registered in the name of Hyundai Electronics America.

      IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Exchange Agreement as of the date first above written.

                              MAXTOR CORPORATION


                              By:  /s/ G. H. Stevens
                                   Glenn H. Stevens

                                   VicePresident, General Counsel
                              Title:    and Secretary


                              HYUNDAI ELECTRONICS AMERICA

                              By:  /s/S. K. Park
                                   S. K. Park

                              Title: Secretary